        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 2001
                                                    REGISTRATION NO. 333-_______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   ----------

             DELAWARE                        7373                   76-0553110
(State or Other Jurisdiction of   (Primary standard industrial  (I.R.S. Employer
 Incorporation or Organization)    classification code number)   Identification
                                                                     Number)

                          4900 HOPYARD DRIVE, SUITE 200
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 251-0000
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                   ----------

                                 JOSEPH A. WAGDA
                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          4900 HOPYARD DRIVE, SUITE 200
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 251-0000
                               FAX: (925) 251-0001
  (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                              of Agent for Service)

                                   ----------

                                   COPIES TO:
                              RICHARD S. GREY, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                        OLD FEDERAL RESERVE BANK BUILDING
                               400 SANSOME STREET
                             SAN FRANCISCO, CA 94111

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

       At such time or times after the effective date of this registration statement as the selling stockholders shall determine.

                                   ----------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the securities act, please check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                AMOUNT               PROPOSED                  PROPOSED              AMOUNT OF
         TITLE OF EACH CLASS OF                 TO BE            MAXIMUM OFFERING         MAXIMUM AGGREGATE        REGISTRATION
       SECURITIES TO BE REGISTERED         REGISTERED(1)(2)     PRICE PER SHARE(2)        OFFERING PRICE (2)          FEE(3)
  -----------------------------------    -------------------   ------------------        -------------------       ------------
      Common stock, $.001 par value           9,101,960               $0.13                 $1,183,255               $295.81

    (1) Shares of common stock that may be offered pursuant to this Registration Statement consist of 709,555 shares previously issued in a private placement, 668,468 shares previously issued in connection with a purchase of assets, 137,830 shares issuable upon exercise of options, 45,000 shares issuable upon exercise of fixed warrants, 1,525,000 issued upon exercise of fixed and adjustable warrants, 4,787,524 shares issuable upon the conversion of convertible notes issued in a private placement, 718,131 shares issuable upon the exercise of fixed warrants in connection with the convertible notes, 440,452 shares held in reserve for possible interest owed on convertible notes for a one year period and 70,000 shares issuable upon exercise of fixed warrants.

    (2) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked sale prices of the common stock as reported on The OTC Bulletin Board Market on October 22, 2001 pursuant to Rule 457(c).

    (3) Registrant previously paid a registration fee of $3,054.99 in connection with the offering of 3,085,853 shares of common stock pursuant to Registration Statement No. 333-42282 filed July 26, 2000. As each of these 3,085,853 shares is being offered hereunder, the Registrant, pursuant to Rule 457(p), will apply $295.81 of the registration fee from Registration Statement No. 333-42282 to this Registration Statement. Therefore no payment is due with this registration.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. SUBJECT TO COMPLETION, DATED OCTOBER 23, 2001 PRELIMINARY PROSPECTUS

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                9,101,960 SHARES

                                  COMMON STOCK

                                   ----------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------

    The selling stockholders identified in this prospectus are offering up to 9,101,960 shares of our common stock. Our common stock is quoted on the OTC Bulletin Board Market under the symbol of "BTSR.OB." On October 22, 2001, the last sale price of our common stock on the OTC Bulletin Board Market was $0.11 per share.

    We will not receive any of the proceeds from the sale of shares by the selling stockholders, and we are not offering any shares for sale under this prospectus. See "Selling Stockholders" and "Plan of Distribution" for a description of sales of the shares by the selling stockholders.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is October 23, 2001

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information and our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus.

                                   OUR COMPANY

    BrightStar is an information technology company that emphasizes Application Team Outsourcing services for Global 2000, mid-market and public sector clients, including packaged and custom application management, custom application development, integration of comprehensive enterprise and e-business solutions and staff augmentation. Application Team Outsourcing services generally generate recurring revenues based on long-term contracts for application support or development projects or from sustainable client relationships. Originally centered on Enterprise Resource Planning (ERP) solutions, the Company also implements and manages Customer Relationship Management (CRM), E-commerce, Supply Chain Management (SCM) and corporate portal solutions.

    We call our business strategy "Application Team Outsourcing," because we team with our clients' organizations to deliver the required application outsourcing solution. Application Team Outsourcing enables BrightStar to leverage its excellent reputation for rapid-hiring and client satisfaction to provide agile units of highly skilled applications engineers in an outsourcing environment. We focus on redirecting a client's current IT budget from a fixed expense, to a flexible budget, by utilizing BrightStar's ability to expand and contract resources both in numbers and skill sets. In doing so, we strive to become part of the "fabric" of our clients' organizations, thereby generating ongoing business from satisfied clients.

    We have approximately 100 employees and full-time contractors in client locations around the United States and in the Company's offices located in Pleasanton, California, Dallas, Texas, Lafayette, Louisiana, Little Rock, Arkansas and Quincy, Massachusetts.

                               RECENT DEVELOPMENTS

    Joseph A. Wagda, a director of BrightStar since April 2000 and interim Chief Executive Officer beginning October 2, 2000, was elected Chairman of the Board of Directors on March 21, 2001, upon the resignation from the Board of George Siegel, the Company's prior Chairman.

    Kevin J. Murphy became President, Chief Operating Officer and a director of BrightStar on January 16, 2001, and subsequently resigned from the positions on October 2, 2001.

    David L. Christeson, Controller, since April 1999 and Vice President of Finance and Administration since December 1, 2000, resigned effective April 30, 2001. Kenneth A. Czaja was appointed Vice President - Finance and Chief Financial Officer, effective May 1, 2001.

    On October 19, 2000, we agreed in principle to a settlement with the prior owners of Cogent Technologies, LLC ("Cogent") relating to claims by them for (1) the unpaid balance of the purchase price for our purchase of the business of Cogent from them in June 1999; and (2) breach of employment agreements with us. Pursuant to the settlement agreement finalized on January 16, 2001, in exchange for a mutual release from the agreement by which we acquired Cogent, employment agreements and in satisfaction of the Company's registration rights obligation, the prior owners of Cogent were issued 1,270,000 shares of our common stock, which were registered on a previously filed registration statement on Form S-3 on May 7, 2001, and are entitled to up to $75,000 in legal fee reimbursement and monthly compensation until June 30, 2001 in exchange for services.
    .

    On January 12, 2001, we received a letter from the Nasdaq staff informing us that because the bid price of our stock had been below $1.00 per share for thirty consecutive trading days, our securities could be delisted from The Nasdaq National Market unless, during the 90 days ended April 12, 2001, the bid price of our stock closed above $1.00 for at least 10 consecutive trading days, which it did not. In addition, on January 22, 2001, we received a determination letter from the Nasdaq staff advising us that the Company's securities were subject to being delisted from the Nasdaq National Market for failure to maintain compliance with the $4 million net tangible asset requirement of Marketplace Rule 4450(a)(3). On January 29, 2001, the Company requested a hearing before the Nasdaq

Listing Qualifications Panel (the "Panel"), which was held on March 9, 2001. On March 8, 2001, we were informed by Nasdaq that the Company did not meet the listing standard for maintaining a minimum value of our public float. Subsequently, the Company received letters from Nasdaq on April 18, 2001 and April 23, 2001 notifying us that the listing of our common stock would be transferred from The Nasdaq National Market to The Nasdaq SmallCap Market on April 20, 2001 and granting us a conditional exception from meeting certain of The Nasdaq SmallCap Market's continued listing standards. First, the Company was require to file by May 1, 2001, a proxy statement that evidences its intention to seek shareholder approval of a reverse stock split. Secondly, we must meet the $1.00 minimum bid price standard for at least ten consecutive days starting no later than June 28, 2001. Thirdly, we must file a Form 10-Q by May 15, 2001 demonstrating at least $8.0 million of shareholder equity at March 31, 2001 (in lieu of meeting the $2.0 million net tangible asset test, which the Company does not currently meet). Finally, we must be in compliance with all other applicable listing standards by June 28, 2001. We filed our proxy statement on May 1, 2001 requesting authority from our shareholders to effect a reverse split of up to 20 shares for 1 share of common stock of the Company. The Company also filed a Form 10-Q by May 15, 2001 demonstrating at least $8.0 million of shareholder equity at March 31, 2001. On June 21, 2001 at the annual shareholders meeting, the shareholders passed a resolution to allow the Company's board of directors to, at their discretion, effect a reverse stock split of up to 20 shares for 1 share of the Company's common stock. However, the Company's board of directors decided not to execute a reverse stock split at that time. As a result of the Company's stock price not being at least $1.00 for 10 consecutive days by June 28, 2001, the Company was delisted from the Nasdaq Small Cap Stock Market and is now being traded on the OTC Bulletin Board Market, as of Monday July 2, 2001, under the symbol BTSR.OB.

    On February 15, 2001, certain former employees were issued 346,831 shares of our common stock in satisfaction of remaining severance payment obligations under prior employment agreements with the Company, which were registered on a previously filed registration statement on Form S-3 on May 7, 2001.

    Earlier in 2001, Unaxis Trading Limited was issued 255,000 shares of our common stock in settlement of litigation between the Company and certain affiliates of Unaxis. Pursuant to the settlement agreement (which was agreed upon, in principle, on November 3, 2000), if, prior to a sale of these shares by Unaxis, the Company has not exercised its right to call the shares for $1.60 per share, Unaxis may exercise its right to put the shares to the Company for a price of $2.00 per share during the 15 day period commencing on February 1, 2002. These shares were registered on a previously filed registration statement on Form S-3 dated May 7, 2001. Unaxis has recently agreed to return the 255,000 shares of common stock to us in return for a $120,000 cash payment. In partial funding of this settlement, the Company has incurred an obligation to pay $50,000 via a long-term note, due and payable on January 3, 2005.

    On May 7, 2001, 257,400 shares were issued in respect of rights related to a previous registration statement, which were registered on a previously filed registration statement on Form S-3 on May 7, 2001.

    On July 26, 2001, the Company completed a private placement through the issuance of approximately $1.1 million of convertible notes to a group of primarily individual investors, including members of BrightStar senior management. The notes are secured on a junior basis by substantially all of the assets of the Company and its operating subsidiaries, and are convertible into common stock, at the option of the investors, at a fixed price of $0.23 per share, subject to anti-dilution provisions. In addition, the investors received 718,131 warrants, exercisable at $0.50 per share. The notes are mandatorily convertible, at the Company's option, into common stock at $0.23 per share, subject to anti-dilution provisions, upon the occurrence of: (i) the market price of the Company's common stock, determined on a moving average basis equals, or exceeds $0.50 per share; (ii) the investor may lawfully sell immediately all of the common stock issuable upon conversion and the common stock issuable upon exercise of Warrants held by the investor, either under a registration statement, or, if after 2 years from the issuance date of the notes, under Rule 144: and (iii) at least $2.3 million of past due payables have been restructured. The notes also are entitled to simple interest calculated at a rate per annum equal to 8%. Interest may be paid at the option of the Company by issuing additional convertible debt with the same terms as above. The Company has also reserved up to 440,452 total shares consisting of common stock and warrants to settle the interest obligation for a one year period. In addition, 70,000 warrants were issued to the placement agent for the transaction at an exercise price of $1.00 per share. BrightStar is obligated to file for registration of the common stock underlying the convertible notes and warrants within 90 days after the private placement closing.

    Our operating line of credit facility with Comerica Bank matured on March 31, 2001. Since that time, Comerica Bank has provided the Company with short-term interim financing in the form of a $3.0 million Demand Note, secured by liens on substantially all of the assets of the Company and its operating subsidiaries. The Demand Note carries interest of Comerica's prime rate plus 4%. Available borrowings will be reduced monthly by 2% of eligible accounts receivable. The Demand Note originally provided that payment could be demanded by Comerica Bank at any time. However, on July 26, 2001, the Demand Note was converted to a term note having a six month maturity until January 26, 2002.

    In terms of expectations for financial performance, we anticipate our third and fourth quarters of 2001 will be soft with reduced revenue compared to the second quarter of 2001 and a negative EBITDA from operations. We do not expect to achieve sequential quarterly revenue growth at least until the first half of 2002.

                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

    This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "believes," "estimates," "predicts," "potential" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in the "Risk Factors" section and elsewhere in this prospectus.

    Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, even if new information becomes available or other events occur.

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with other information contained in this prospectus, before you decide whether to buy our common stock. If any of the events described in the following risks actually occurs, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

OUR FAILURE TO MATERIALLY IMPROVE OUR LIQUIDITY AND WORKING CAPITAL IN THE IMMEDIATE FUTURE COULD SUBSTANTIALLY HARM OUR OPERATIONS AND MAY RENDER US UNABLE TO CONTINUE AS A GOING CONCERN.


    Under present circumstances, we believe we have sufficient cash resources to meet our operating requirements at least through the end of 2001. Beyond the year 2001, we believe that the planned results from operations when combined with the proceeds from additional structured financing (if obtained), the restructuring of our past-due liabilities or continued forbearance of our creditors, and replacement of our Comerica credit facility, will be adequate to fund our operations. However, there can be no assurance that our efforts to increase revenue and reduce operating costs will result in operating profits or positive cash flows from operations, that our collection efforts with respect to our accounts receivable will be sufficient to fund cash disbursements, that our new financing if obtained, will be sufficient to fund our operations, that our creditors will continue to forbear or accept restructuring of the amounts owed to them, or that the Comerica Bank credit facility can be replaced on a timely basis. Additionally, our independent auditors expressed substantial doubt about our ability to continue as a going concern in their report on our December 31, 2000 financial statements.

    As a result of our need for additional capital, we are continuing to consider our strategic alternatives. Transactions that we may consider include an investment in our Company by one or more investors (including another company), a merger, a sale of the Company or a sale of a portion of our operations. There is no assurance that any such transaction could be carried out before we become unable to continue as a going concern.

OUR LIMITED OPERATING HISTORY, INCLUDING THE UNCERTAINTY OF OUR FUTURE PERFORMANCE AND ABILITY TO MAINTAIN OR IMPROVE OUR FINANCIAL AND OPERATING SYSTEMS, MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

    Our Company was organized in July 1997 and we completed our initial public offering in April 1998. Our limited operating history, which includes the roll-up of multiple businesses and related financial and operating systems, makes it difficult to evaluate our business. The uncertainty of our future performance and ability to maintain or improve our financial and operating systems, procedures and controls increase the risk that the value of our common stock may decline.

OUR INCREMENTAL REVENUE WILL DECLINE IF WE ARE UNABLE TO MAINTAIN OR IMPROVE OUR PROFITABILITY BY INCREASING NET SALES, EXPANDING THE RANGE OF OUR SERVICES, OR ENTERING NEW MARKETS.

    The market demand for IT services is currently very weak. There can be no assurance that we will be able to maintain or improve the profitability and expand the net sales of our business and any subsequently acquired businesses. Various factors, including demand for Application Team Outsourcing services and e-business and enterprise resource planning implementation services and our ability to expand the range of our services and to successfully enter new markets, may affect our ability to maintain or increase the net sales of our business or any subsequently acquired businesses. Many of these factors are beyond the control of our Company. In addition, in order to effectively manage growth we must expand and improve our operational, financial and other internal systems and attract, train, motivate and retain qualified employees. In many cases, we may be required to fund substantial expenditures related to growth and client acquisition initiatives in advance of potential revenue streams generated from such initiatives. Expenditures related to our growth and client acquisition initiatives may negatively affect our operating results, and we may not realize any incremental revenue from our growth and client acquisition efforts.

FAILURE OF OUR MANAGEMENT TO SUCCESSFULLY MANAGE INTERNAL GROWTH COULD NEGATIVELY IMPACT OUR ABILITY TO MAINTAIN OR INCREASE OUR REVENUES.

    If our management does not effectively handle internal growth or our new employees do not achieve anticipated performance levels, we may fail to maintain or increase our revenues.

IF WE ARE UNABLE TO ATTRACT, TRAIN AND RETAIN HIGHLY QUALIFIED PERSONNEL, THE QUALITY OF OUR SERVICES MAY DECLINE AND WE MAY NOT SUCCESSFULLY EXECUTE OUR INTERNAL GROWTH STRATEGIES.

    Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled and experienced technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. Other providers of application outsourcing and technical staffing services, systems integrators, computer consulting firms and temporary personnel agencies provide intense competition for IT professionals with the skills and experience required to perform the services offered by our Company. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel could impair our ability to secure and complete client engagements and could harm our business.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

    Our revenue and results of operations will fluctuate significantly from quarter to quarter, or year to year, because of a number of factors which may lead to reduced prices for our common stock, including but not limited to:

    o   the rate of hiring and the productivity of revenue-generating personnel;

    o   the availability of qualified e-business professionals;

    o the significance of client engagements commenced and completed during a quarter;

    o the ability to complete fixed fee engagements in a timely and profitable manner;

    o the decision of our clients to retain us for expanded or ongoing services;

    o   the number of business days in a quarter;

    o   changes in the relative mix of our services;

    o   changes in the pricing of our services;

    o the timing and rate of entrance into new geographic or e-commerce markets;

    o   departures or temporary absences of key revenue-generating personnel;

    o   the structure and timing of acquisitions;

    o   changes in the demand for IT services; and

    o   general economic and market factors.

    The timing of revenue is difficult to forecast because our sales cycle for some of our services can be relatively long and is subject to a number of uncertainties, including clients' budgetary constraints, the timing of clients' budget cycles, clients' internal approval processes and general economic conditions. In addition, as is customary in the industry, our engagements generally are terminable without client penalty. An unanticipated termination of a major project could result in a higher than expected number of unassigned persons or higher severance expenses as a result of the termination of the under-utilized employees. Due to all of the foregoing factors, we believe period-to-period comparisons of our revenue and operating results should not be relied on as indicators of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year.

ANY ACQUISITIONS WE MAKE COULD RESULT IN DIFFICULTIES IN SUCCESSFULLY MANAGING OUR BUSINESS AND CONSEQUENTLY HARM OUR FINANCIAL CONDITION.

    As an integral part of our business strategy, we may seek to expand by acquiring additional information technology related businesses. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into our Company without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including:

    o   failure of the acquired businesses to achieve expected results;

    o   diversion of management's attention and resources to acquisitions;

    o   failure to retain key customers or personnel of the acquired businesses;
        and

    o risks associated with unanticipated events, liabilities or contingencies.

    Client dissatisfaction or performance problems at a single acquired firm could negatively affect the reputation of our Company. The inability to acquire complementary application outsourcing and other e-business service operations on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

OUR INABILITY TO OBTAIN CAPITAL, USE INTERNALLY GENERATED CASH OR DEBT, OR USE SHARES OF OUR COMMON STOCK TO FINANCE FUTURE ACQUISITIONS OR SETTLE CURRENT OBLIGATIONS COULD IMPAIR THE GROWTH AND EXPANSION OF OUR BUSINESS.

    Reliance on internally generated cash or debt to complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Additionally, to facilitate raising additional equity or debt financing, we may be required to settle existing material financial obligations through the issuance of our common stock. Using shares of our common stock for this purpose may result in significant dilution to then existing stockholders. To the extent that we are unable to use our common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital for this purpose through debt or additional equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful acquisition program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion. In addition to requiring funding for acquisitions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) to use internally generated cash or debt to complete acquisitions because it significantly limits our operational or financial flexibility, or (iii) to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

BECAUSE THE ERP, CRM, AND E-BUSINESS SERVICE MARKETS ARE HIGHLY COMPETITIVE AND HAVE LOW BARRIERS TO ENTRY, WE MAY LOSE MARKET SHARE TO LARGER COMPANIES THAT ARE BETTER EQUIPPED TO WEATHER A DETERIORATION IN MARKET CONDITIONS DUE TO INCREASED COMPETITION.

    The markets for ERP, CRM, and e-business services are highly competitive and fragmented, are subject to rapid change and have low barriers to entry. We compete for potential clients with systems consulting and implementation firms, multinational accounting firms, software application firms, service groups of computer equipment companies, facilities management companies, general management consulting firms, programming companies and technical personnel and data processing outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than our Company. In addition, we compete with our clients' internal management information systems departments. We believe the principal competitive factors in the ERP and e-commerce services industry include:

    o   responsiveness to client needs;

    o   availability of technical personnel;

    o   speed of applications development;

    o   quality of service;

    o   price;

    o   project management capabilities;

    o   technical expertise; and

    o   ability to provide a wide variety of services.

We believe that our ability to compete also depends in part on a number of factors outside of our control, including:

    o the ability of our competitors to hire, retain and motivate qualified technical personnel;

    o   the ownership by competitors of software used by potential clients;

    o the development of software that would reduce or eliminate the need for certain of our services;

    o   the price at which others offer comparable services; and

    o   the extent of our competitors' responsiveness to client needs.

    We expect that competition in the information technology services industry could increase in the future, partly due to low barriers to entry. Increased competition could result in price reductions, reduced margins or loss of market share for us and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition among services companies results in a deterioration of market conditions for services companies, we could lose market share to our competitors.

IF OUR RELATIONSHIP WITH SAP DETERIORATES OR IS DISCONTINUED, WE MAY LOSE A SUBSTANTIAL PORTION OF OUR CLIENT AND SUBCONTRACTING REVENUE.

    Our Company has a significant relationship with SAP AG from which we derive substantial client and subcontracting revenues and business referrals. We are authorized to implement and service SAP's technology under terms of our SAP Implementation Partner Agreement with SAP. We subcontract projects from SAP; however, SAP is not obligated to refer business to or subcontract our Company. Deterioration or discontinuation of this relationship, or termination of our status as an SAP implementation partner, could harm our revenue growth.

OUR FAILURE TO MEET CLIENT'S EXPECTATIONS IN THE PERFORMANCE OF OUR SERVICES, AND THE RISKS AND LIABILITIES ASSOCIATED WITH PLACING OUR EMPLOYEES AND CONSULTANTS IN THE WORKPLACES OF OTHERS COULD GIVE RISE TO NUMEROUS CLAIMS AGAINST US.

    Many of our engagements involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Our failure or inability to meet a client's expectations in the performance of our services could result in a material adverse change to the client's operations and therefore could give rise to claims against us or damage our reputation. In addition, we are exposed to various risks and liabilities associated with placing our employees and consultants in the workplaces of others, including possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Our Company has experienced a number of material claims of these types and there can be no assurance that we will not experience such claims in the future.

    In addition, a percentage of our projects are billed on a fixed-fee basis. As a result of competitive factors or other reasons, we could increase the number and size of projects billed on a fixed-fee basis. Our failure to estimate accurately the resources and related expenses required for a fixed-fee project or failure to complete contractual obligations in a manner consistent with the project plan upon which a fixed-fee contract is based could give rise to additional claims.

OUR FAILURE TO KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGES IN THE INFORMATION TECHNOLOGY SERVICES INDUSTRY OR NEW INDUSTRY STANDARDS MAY RENDER OUR TECHNOLOGIES OBSOLETE.

    Our success will depend in part on our ability to enhance our existing products and services, to develop and introduce new products and services and to train our consultants in order to keep pace with continuing changes in the industry, evolving industry standards and changing client preferences. There can be no assurance that we will be successful in addressing these issues or that, even if these issues are addressed, we will be successful in the marketplace. In addition, products or technologies developed by others may render our services noncompetitive or obsolete. Our failure to address these issues successfully could cause our revenues to decrease and impede our growth.

OUR FAILURE TO RETAIN ANY OF OUR KEY MANAGEMENT PERSONNEL, TO HIRE COMPARABLE REPLACEMENTS OR TO ENFORCE NON-COMPETE AGREEMENTS AGAINST FORMER MANAGEMENT MEMBERS COULD HARM THE IMPLEMENTATION OF OUR GROWTH STRATEGIES.

    Our success will depend on the continuing efforts of our executive officers and will likely depend on the senior management of any significant businesses we acquire in the future. Our employment agreements with certain of our senior management and other key personnel provide that the employee will not compete with us during the term of the agreement and following the termination of the agreement for a specified term (ranging from one to three years). In most states, however, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. Thus, there can be no assurance that a court will enforce such a covenant in a given situation. Failure to retain any of our key management personnel and to attract and retain qualified replacements could harm the implementation of our growth strategies.

OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN IF A TRANSACTION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    Our certificate of incorporation, as amended, and provisions of Delaware law could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Our certificate of incorporation authorizes our board of directors to issue, without stockholder approval, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the common stock with respect to dividends, distributions and voting rights) as our board of directors may determine. The issuance of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, merger, proxy contest or otherwise. In addition, our certificate of incorporation contains a prohibition of stockholder action without a meeting by less than unanimous written consent. This provision may also have the effect of inhibiting or delaying a change in control of our Company. See "Description of Capital Stock."

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

    We intend to retain earnings, if any, to finance the expansion of our business and for general corporate purposes, including future acquisitions, and we do not anticipate paying any cash dividends on our common stock for the foreseeable future. In addition, we expect that any credit facility obtained by us will contain restrictions on the ability of our Company to pay dividends without the consent of the lender.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of common stock by the selling stockholders under this registration statement.. If any of the selling stockholders under this registration statement exercise their warrants by a cash payment, the proceeds will be used for additional working capital.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital shares include 3,000,000 shares of preferred stock, 2,000,000 shares of restricted common stock and 35,000,000 shares of common stock. Rights, preferences and other terms of the preferred or restricted common stock will be determined by the board of directors at the time of issuance; no preferred stock was outstanding at October 23, 2001. The following describes certain terms of our capital stock that we consider to be material to prospective investors.

COMMON STOCK AND RESTRICTED COMMON STOCK

    The holders of common stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. The holders of restricted common stock have no voting rights. Directors are elected annually and serve one-year terms. Cumulative voting for the election of directors is not permitted. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes, which may be cast by the holders of outstanding shares of common stock.

    Any shares of restricted common stock that may be issued will automatically convert into common stock on a share-for-share basis (i) in the event of a disposition of such shares of restricted common stock by the holder thereof (other than a disposition which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder), (ii) in the event any person acquires beneficial ownership of 25% or more of the outstanding shares of common stock of BrightStar at any time after consummation of our initial public offering, (iii) 18 months after the closing of our initial public offering or (iv) in the event a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of common stock approve such conversion.

    Subject to the rights of any then outstanding shares of preferred stock, holders of common stock (and shares of restricted common stock if any are issued) are entitled to participate pro rata in such dividends as may be declared in the discretion of the Board of Directors out of the funds legally available therefor. Holders of common stock (and shares of restricted common stock if any are issued) are entitled to share ratably in the net assets of BrightStar on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Holders of common stock and holders of restricted common stock will have no preemptive rights to purchase shares of BrightStar. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of BrightStar. Shares of restricted common stock, if issued, will not be subject to any redemption provisions, but will be convertible into common stock on the occurrence of certain events as described above. All outstanding shares of common stock are, on payment therefor, fully paid and non-assessable.

PREFERRED STOCK

    The preferred stock may be issued from time to time by the Board in one or more classes or series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, the Board is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any class or series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. We have no current plans to issue any shares of preferred stock.

    One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of BrightStar by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the Board's authority described above may adversely affect the rights of the holders of common stock and restricted common stock. For example, preferred stock issued by us may rank prior to the common stock and restricted common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

STATUTORY BUSINESS COMBINATION PROVISION

    BrightStar is subject to Section 203 of the Delaware General Corporation Law which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that stockholder became an interested stockholder, unless: (i) prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) on closing of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers of the corporation and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors who were directors prior to that person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it is sought to be determined whether that person was an interested stockholder.

    The foregoing provisions of Section 203 could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of common stock even if such removal or assumption would be beneficial, in the short term, to our stockholders. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of our stockholders.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Pursuant to our certificate of incorporation and as permitted by Delaware law, a director of BrightStar is not liable to BrightStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability in connection with a breach of duty of loyalty to BrightStar or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, for dividend payments, stock repurchases or redemptions illegal under Delaware law or any transaction in which that director derived an improper personal benefit.

    Additionally, our certificate of incorporation provides that directors and officers of BrightStar will be indemnified by BrightStar to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of BrightStar, and further permits the advancing of expenses incurred in defense of claims.

    The inclusion in our certificate of incorporation of the provisions described in the two preceding paragraphs may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter our stockholders or management from bringing a lawsuit against its directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited BrightStar and its stockholders.

    Our certificate of incorporation also provides that any action required or permitted to be taken by the stockholders of BrightStar must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof. Our certificate of incorporation provides that a special meeting of stockholders may be called only by the President, the Board or by such other person or persons as may be authorized in BrightStar's bylaws. BrightStar's bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted on at that special meeting. Our certificate of incorporation provides that the Board may adopt, amend or repeal BrightStar's bylaws by the affirmative vote of a majority of the Board without the consent or vote of BrightStar's stockholders; provided, however, that the stockholders of BrightStar may adopt, amend or repeal BrightStar's bylaws by the affirmative vote of the holders of at least a majority of the shares entitled to vote in the election of directors which are present in person or represented by proxy at a duly constituted meeting of BrightStar's stockholders at which a quorum is present.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

     ISSUANCE OF COMMON STOCK, WARRANTS AND OPTIONS TO SELLING STOCKHOLDERS

    On March 10, 2000, the Company completed the private placement of 709,555 shares of our common stock and issued to certain selling stockholders fixed warrants to purchase 202,500 shares of our common stock and adjustable warrants to purchase shares of our common stock. Pursuant to the terms of the fixed warrants and the adjustable warrants, the holders thereof have elected to fix the number of common shares issuable under such warrants upon exercise thereof, which has been determined to be 1,525,000 shares in the aggregate. Such shares were issued on September 29, 2000 at an exercise price of $.001 per share. In addition, 45,000 warrants were issued to the placement agent for the transaction at an exercise price of $12.00 per share.

    As of December 16, 1997, BrightStar entered into an option agreement, pursuant to which we issued options which are exercisable for 137,830 shares of common stock. As of June 23, 2000, we issued a total of 668,468 shares of our common stock in connection with the payment of a portion of the purchase price under an asset purchase agreement by which we acquired the assets of Integrated Systems Consulting in April 1999.

    On July 26, 2001, the Company completed a private placement through the issuance of convertible notes totaling $1,101,130. The notes are convertible into common stock at a fixed price of $0.23 per share, which amounts to 4,787,524 shares of common stock. In addition the investors received a total of 718,131 fixed warrants at an exercise price of $0.50 per share. The Company has also reserved 440,452 shares associated with the payment of interest for a one year period associated with the convertible notes. The Company also agreed to issue 70,000 fixed warrants to the placement agent for the transaction at an exercise price of $1.00 per share.

    Note, this section does not include the February 15, 2001 and May 7, 2001 issuances of common stock as earlier discussed in the recent development section of this filing. These shares were registered on previously filed registration statement on Form S-3 on May 7, 2001.

                              SELLING STOCKHOLDERS


    The following table sets forth information as of September 30, 2001 with respect to the selling stockholders:


                                      SHARES BENEFICIALLY OWNED         SHARES OF        SHARES BENEFICIALLY
                                                PRIOR                 COMMON STOCK           OWNED AFTER
        NAME OF STOCKHOLDER                 TO THE OFFERING              OFFERED           THE OFFERING(1)
  ------------------------------     ----------------------------     ------------    ----------------------------
                                        NUMBER         PERCENT(2)         HEREBY         NUMBER         PERCENT
                                     ------------    ------------     ------------    ------------    ------------
Strong River Investment, Inc.(3)          923,353             6.8%         923,353               0              --
Montrose Investments Ltd.(4)            1,042,773             7.7%       1,042,773               0              --
Polystick Real Estate Ltd (5)             268,429             2.0%         268,429
Wharton Capital Partners, Ltd.(6)          45,000               *           45,000               0              --
Brewer Capital Group, LLC(7)               11,430               *           11,430               0              --
Mr. Michael A Sooley                       46,400               *           46,400               0              --
Mr. Mark D. Diggs                          80,000               *           80,000               0              --
Mr. Deryle T. House, Jr                   167,117             1.2%         167,117               0              --
Mr. Ray M. Barry                          167,117             1.2%         167,117               0              --
Mr. Christopher M. Bailey                 167,117             1.2%         167,117               0              --
Mr. Christopher J. Miguel                 167,117             1.2%         167,117               0              --
Mr. Joseph A. Wagda(9)                  1,208,660             8.8%         270,000         938,660             6.9%
Mr. Kevin J. Murphy                       532,000             3.8%         432,000         100,000               *
Mr. Forest E. Hoglund                   1,080,000             7.4%       1,080,000               0
Mr. Kenneth Czaja                          54,000               *           54,000               0              --
Mr. Thomas Krause                         215,801             1.6%         135,001          80,800               *
Mr. Larry Peterson                        135,001             1.0%         135,001               0              --
The Hoglund Foundation                    405,000             2.9%         405,000               0              --
Ivy Creek Investments, LTD                135,001             1.0%         135,001               0              --
Nauset Properties Ltd.                    540,000             3.8%         540,000               0              --
Mr. George Mellinger Britton              550,000             3.9%         540,000          10,000               *
Paul Schafer Defined Benefit Plan         540,000             3.8%         540,000               0              --
Mr. Steve Schaefer                        270,000             2.0%         270,000               0              --
Mr. Chris Turner                          189,000             1.4%         189,000               0              --
Mr. G. Nicholas Farwell                   734,700             5.2%         540,000         194,700               *
Mr. Steve Robinson                        135,001             1.0%         135,001               0              --
Altamont Capital Mgt. Inc.(8)             546,103             3.9%         546,103               0              --
Brewer Capital Group, LLC(7)               70,000                *          70,000               0              --

----------

    (1) Assumes sale of all shares offered hereby and no other purchases or sales of BrightStar's common stock. See "Plan of Distribution."

    (2) Based on 13,519,288 issued and outstanding shares of BrightStar's common stock as of October 23, 2001.

    (3) Enright Holding Corp., of which Mr. Avi Vigder is managing director, has voting and investment power over the securities beneficially owned by Strong River Investments, Inc.

    (4) Each of Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar may be deemed to have voting control as the members of HBK Management LLC, the general partner of HBK Partners II L.P., which is the general partner of HBK Investments L.P. HBK is the investment management company for Montrose Investments Ltd.

    (5) Polystick Real Estate Ltd, Bat Yam, Israel, operates under the direction of Mr. Sasic Matza, President.

    (6) Includes a warrant to purchase 45,000 shares of BrightStar's common stock. Wharton Capital Partners, Ltd. acted as broker in connection with the private placement completed March 10, 2000, and is an affiliate of Wharton Capital Markets, LLC, which is a broker-dealer registered with the Commission. Barry R. Minsky and Michael M. Arnouse have voting or investment control over Wharton Capital Partners, Ltd.

    (7) Include warrants to purchase 11,430 and 70,000 shares of BrightStar's common stock. Brewer Capital Group, LLC is an affiliate of Augusta Securities Corp., which is a broker-dealer registered with the Commission. Stephen Brewer has sole voting or investment power over Brewer Capital Group, LLC and Augusta Securities Corp.

    (8) Altamont Capital Management Inc. is controlled by Joseph A. Wagda, interim CEO and Chairman of the Board of BrightStar. These shares were issued in satisfaction of liabilities owed to Altamont for consulting services performed by Mr. Wagda prior to him being appointed to the positions of interim CEO and Chairman of the Board.

    (9) Mr. Wagda's total shares beneficially owned prior to the offering includes options and warrants that have been vested or will vest within 60 days from this registration.

    *   Less than one percent.

    Each of Wharton Capital Partners, Ltd. and Brewer Capital Group, LLC has purchased the securities in the ordinary course of business and at the time of the purchase of the securities, neither had any agreements or understandings, directly or indirectly, with any person to distribute the common shares to be received upon exercise of the warrants.

                              PLAN OF DISTRIBUTION

    The selling stockholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

    o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    o an exchange distribution in accordance with the rules of the applicable exchange;

    o   privately negotiated transactions;

    o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

    o   a combination of any such methods of sale; and

    o   any other method permitted pursuant to applicable law.

    The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

    Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

    BrightStar is required to pay all fees and expenses incident to the registration of the shares, including up to $7,500 of the fees and disbursements of counsel to the selling stockholders. BrightStar has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Old Federal Reserve Bank Building, 400 Sansome Street, San Francisco, California 94111.

                                     EXPERTS

    The consolidated financial statements as of and for the years ended December 31, 1999 and 2000, incorporated by reference in this prospectus have been included in reliance on the reports of Grant Thornton LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements for the year ended December 31, 1998, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (of which the 1998 financial statements have been restated and are no longer presented herein), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Woolworth Building, 233 Broadway, New York, New York, 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on the OTC Bulletin Board Market under the symbol "BTSR.OB." Reports, proxy and information statements and other information about BrightStar may be viewed via online at Edgar Online.

    The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 for so long as this Registration Statement remains effective.

    The following documents filed with the SEC are incorporated by reference in this prospectus:

    1. Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 (File No. 000-23889).

    2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 000-23889).

    3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-23889).

    4.  Our current report on Form 8-K filed with the SEC on August 3, 2001.

    5. The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on March 10, 1998, (File No. 000-23889),

    All documents filed by BrightStar according to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. You should direct any requests for documents to Ken Czaja, Investor Relations, telephone: (925) 224-7212.

================================================================================

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BRIGHTSTAR OR BY ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BRIGHTSTAR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   ----------

                              [INSERT PAGE NUMBERS]

                                TABLE OF CONTENTS

                PROSPECTUS SUMMARY                                              4
                OUR COMPANY                                                     4
                RECENT DEVELOPMENTS                                             4
                CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS                   6
                RISK FACTORS                                                    6
                USE OF PROCEEDS                                                 11
                DESCRIPTION OF CAPITAL STOCK                                    11
                ISSUANCE OF COMMON STOCK, WARRANTS AND OPTIONS TO SELLING       13
                STOCKHOLDERS
                SELLING STOCKHOLDERS                                            14
                PLAN OF DISTRIBUTION                                            15
                LEGAL MATTERS                                                   16
                EXPERTS                                                         16
                WHERE YOU CAN FIND MORE INFORMATION                             16

================================================================================

================================================================================

                                9,101,960 SHARES

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                  COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------

                                October 23, 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts are estimates except the registration fee.



                                                    AMOUNT
                                                  TO BE PAID
                                                  ----------
        Registration Fee.................         $     0.00*
        Legal Fees and Expenses..........         $10,000.00
        Accounting Fees and Expenses.....         $10,000.00

        Miscellaneous....................         $ 2,500.00
                                                  ----------
           Total.........................         $22,500.00
                                                  ==========


* - Based on applying credit taken per calculation of registration fee on page 2 of this filing.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Seven of BrightStar's Certificate of Incorporation provides that directors of BrightStar shall not be personally liable to BrightStar or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Article Eight of BrightStar's Certificate of Incorporation provides that BrightStar shall indemnify each director and officer of BrightStar from and against any expense, liabilities or other matters covered by Section 145 of the Delaware General Corporation Law ("DGCL") to the fullest extent permitted by the DGCL. Section 6.1 of BrightStar's Bylaws provide for indemnification of officers and directors to the maximum extent and in the manner provided by the General Corporation Law of Delaware. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933.

    BrightStar has obtained directors' and officers' liability insurance covering, subject to certain exceptions, actions taken by BrightStar's directors and officers in their capacities as such.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


           EXHIBIT
             NO.                          DESCRIPTION


               4.1 - Specimen Common Stock Certificates (Incorporated by reference from Exhibit 4.1 to Amendment No. 1 to
                           BrightStar's Registration Statement on Form S-1 filed
                           February 27, 1998 (File No. 333-43209)).


           EXHIBIT
             NO.                          DESCRIPTION

               4.2 -       Agreement and Plan of Exchange dated December 15,
                           1997 among BrightStar, BITG, BITI and the holders of the outstanding capital stock of BITG (Incorporated by reference from Exhibit 4.2 to Amendment No. 1 to BrightStar's Registration Statement on Form S-1 filed
                           February 27, 1998 (File No. 333-43209)).

               4.3 - Option Agreement dated as of December 16, 1997 between BrightStar and Brewer-Gruenert Capital
                           Advisors, LLC (Incorporated by reference from Exhibit
                           4.4 to Amendment No. 1 to BrightStar's Registration
                           Statement on Form S-1 filed February 27, 1998 (File
                           No. 333-43209)).

              4.4  -       Registration Rights Agreement dated as of March 10,
                           2000 among BrightStar Information Technology Group,
                           Inc. and Strong River Investments, Inc. and Montrose
                           Investments LTD. (Incorporated by reference to
                           Exhibit 10.36 to Amendment No. 1 to BrightStar's
                           Registration Statement on Form S-1)

              4.5  -       Adjustable Warrant issued to Strong River
                           Investments, Inc. on March 10, 2000

              4.6  -       Adjustable Warrant issued to Montrose Investments LTD
                           on March 10, 2000

              4.7  -       Warrant issued to Strong River Investments, Inc. on
                           March 10, 2000.

              4.8  -        Warrant issued to Montrose Investments Ltd. on March
                           10, 2000.

              4.9  -       Warrant issued to Wharton Capital Partners Ltd. on
                           March 10, 2000

             4.10  -       Form of Series 1 Convertible Subordinated Promissory
                           Note Agreement issued to the holders of the July 26,
                           2001 private placement offering.

             4.11  -       Form of Subscription Agreement for the holders of the
                           Series 1 Convertible Subordinated Promissory Note
                           Agreement issued to the holders of the July 26, 2001
                           private placement offering.

             4.12  -       Form of Common Stock Purchase Warrants for the
                           holders of the Series 1 Convertible Subordinated
                           Promissory Note Agreement issued to the holders of
                           the July 26, 2001 private placement offering.

              5.1  -       Opinion of Orrick, Herrington & Sutcliffe LLP

             23.1  -       Consent of Grant Thornton LLP, Independent Auditors.

             23.2  -       Consent of Deloitte & Touche LLP, Independent
                           Auditors.

             23.3  -       Consent of Orrick, Herrington & Sutcliffe LLP (See
                           Exhibit 5.1)

             24.1  -       Power of Attorney (see page II-4).


ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pleasanton, State of California, on the 23th day of October 2001.

                                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.


                                 By: /s/ Joseph A. Wagda
                                    -------------------------------------------
                                    Joseph A. Wagda
                                    Chairman and Chief Executive Officer
                                    (Principal Executive Officer)

                                POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Joseph A. Wagda and Kenneth A. Czaja, or either of them, each with the power of substitution, his attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 23, 2001:


                               SIGNATURE                             TITLE                                DATE
                     ---------------------------    ---------------------------------------         ----------------
                        /s/ Joseph A. Wagda         Chairman, Chief Executive Officer and           October 23, 2001
                     ---------------------------    Director (Principal Executive Officer)
                         Joseph A. Wagda

                       /s/ Kenneth A. Czaja         Vice President of Finance and Chief             October 23, 2001
                     ---------------------------    Financial Officer (Principal Financial
                          Kenneth A. Czaja          and Accounting Officer)

                       /s/ Thomas A. Hudgins        Director                                        October 23, 2001
                     ---------------------------
                         Thomas A. Hudgins

                      /s/ Jennifer T. Bartett       Director                                        October 23, 2001
                     ---------------------------
                        Jennifer T. Bartlett

                         /s/ W. Barry Zwahlen       Director                                        October 23, 2001
                     ---------------------------
                           W. Barry Zwahlen

                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                                INDEX TO EXHIBITS



           EXHIBIT
           NUMBER                         DESCRIPTION
           -------                        -----------
              4.1  -       Specimen Common Stock Certificates (Incorporated by
                           reference from Exhibit 4.1 to Amendment No. 1 to
                           BrightStar's Registration Statement on Form S-1 filed
                           February 27, 1998 (File No. 333-43209)).

              4.2  -       Agreement and Plan of Exchange dated December 15,
                           1997 among BrightStar, BITG, BITI and the holders of
                           the outstanding capital stock of BITG (Incorporated
                           by reference from Exhibit 4.2 to Amendment No. 1 to
                           BrightStar's Registration Statement on Form S-1 filed
                           February 27, 1998 (File No. 333-43209)).

              4.3  -       Option Agreement dated as of December 16, 1997
                           between BrightStar and Brewer-Gruenert Capital
                           Advisors, LLC (Incorporated by reference from Exhibit
                           4.4 to Amendment No. 1 to BrightStar's Registration
                           Statement on Form S-1 filed February 27, 1998 (File
                           No. 333-43209)).

              4.4  -       Registration Rights Agreement dated as of March 10,
                           2000 among BrightStar Information Technology Group,
                           Inc. and Strong River Investments, Inc. and Montrose
                           Investments LTD. (Incorporated by reference to
                           Exhibit 10.36 to Amendment No. 1 to BrightStar's
                           Registration Statement on Form S-1).

              4.5  -       Adjustable Warrant issued to Strong River
                           Investments, Inc. on March 10, 2000.

              4.6  -       Adjustable Warrant issued to Montrose Investments LTD
                           on March 10, 2000.

              4.7  -       Warrant issued to Strong River Investments, Inc. on
                           March 10, 2000.

              4.8  -        Warrant issued to Montrose Investments Ltd. on March
                           10, 2000.

              4.9  -       Warrant issued to Wharton Capital Partners Ltd. on
                           March 10, 2000.

             4.10  -       Form of Series 1 Convertible Subordinated Promissory
                           Note Agreement issued to the holders of the July 26,
                           2001 private placement offering.

             4.11  -       Form of Subscription Agreement for the holders of the
                           Series 1 Convertible Subordinated Promissory Note
                           Agreement issued to the holders of the July 26, 2001
                           private placement offering.

             4.12  -       Form of Common Stock Purchase Warrants for the
                           holders of the Series 1 Convertible Subordinated
                           Promissory Note Agreement issued to the holders of
                           the July 26, 2001 private placement offering.

              5.1  -       Opinion of Orrick, Herrington & Sutcliffe LLP

             23.1  -       Consent of Grant Thornton LLP, Independent Auditors.

             23.2  -       Consent of Deloitte & Touche LLP, Independent
                           Auditors.

             23.3  -       Consent of Orrick, Herrington & Sutcliffe LLP (See
                           Exhibit 5.1)

             24.1  -       Power of Attorney (see page II-4).